Exhibit 2

ORAMED PHARMACEUTICALS INC.

DECLARES DIVIDEND DISTRIBUTION

OF COMMON STOCK PURCHASE RIGHTS

NEW YORK, NEW YORK, November 17, 2025 - The Board of Directors of Oramed Pharmaceuticals Inc. (the “Company”) announced today that it has unanimously adopted a Rights Agreement, dated November 17, 2025 (the “Rights Plan”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, and declared a dividend of one common stock purchase right (a “Right”) on each outstanding share of its common stock, par value $0.012 per share (the “Common Stock”), of the Company. The Rights are designed to assure that all stockholders of the Company receive fair and equal treatment in the event of a hostile takeover of the Company, to guard against tactics designed to gain control of the Company without paying all stockholders a fair price, and to enhance the Board’s ability to negotiate with any prospective acquiror.

Each Right will initially entitle stockholders to buy one share of Common Stock at an purchase price of $10.00, in the event the Rights become exercisable, subject to adjustment and the terms of the Rights Plan. In general, the Rights will become exercisable ten business days after a person or group becomes the beneficial owner of 15% or more of the outstanding Common Stock or announces a tender offer for 15% or more of the outstanding Common Stock. The Board of Directors may redeem the Rights at $0.012 per Right at any time prior to the time any person becomes an Acquiring Person (as defined in the Rights Plan).

In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) with an aggregate value equal to twice the Right’s exercise price. Rights held by the triggering person will become void and will not be exercisable to purchase shares at the reduced purchase price. After the Rights have become exercisable, the Board of Directors may also choose to exchange the Rights (other than Rights owned by the triggering person which will have become void), in whole or in part, for shares of Common Stock at an exchange ratio of one share of Common Stock or the right to receive one share of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) per Right. Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

The dividend distribution will be payable on November 27, 2025, to stockholders of record as of the close of business on November 27, 2025. The Rights will expire three years after the date of adoption of the Rights Plan (the “Expiration Date”) unless the Rights are earlier redeemed or exchanged or terminated by the Company. The Rights distribution is not taxable to stockholders.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals Inc. (Nasdaq: ORMP) (TASE: ORMP) is a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. Oramed’s novel Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. For more information, please visit www.oramed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, we are using forward-looking statements when we discuss the Company’s Rights Plan, its intended effects, and the timing and mechanics of the distribution of the rights; the potential impact on acquisition proposals or takeover attempts; and our plans and prospects. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including that the Rights Plan may not have the intended effect; that the Board may redeem or exchange the rights; potential litigation or regulatory scrutiny relating to the Rights Plan; the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval; competition from other pharmaceutical or biotechnology companies; market volatility affecting our investment portfolio; our ability to realize expected returns from Scilex and other investments; and our ability to identify and execute partnerships. Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions or updates to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.